Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Results of First Quarter 2014

Irvine, CA, May 7, 2014 — Impac Mortgage Holdings, Inc. (NYSE MKT: IMH) announces financial results for the quarter ended March 31, 2014.  For the first quarter of 2014, the Company reported a net loss of $(3.0) million or $(0.33) per diluted common share, as compared to a net loss of $(738) thousand or $(0.08) per diluted common share in the first quarter of 2013 and a net loss of $(3.7) million or $(0.42) per diluted common share in the fourth quarter of 2013.

Results of Operations

	For the Three Months Ended
(in thousands)	March 31, 2014	December 31, 2013	March 31, 2013
Revenues:
Gain on sale of loans, net	$4,375	$7,601	$16,692
Real estate services fees, net	3,679	4,855	4,428
Servicing income, net	1,569	1,311	1,010
Other	406	3,625	1,694
Total revenues	10,029	17,392	23,824
Expenses:
Personnel expense	9,244	12,538	16,983
General, administrative and other	5,372	5,893	6,721
Total expenses	14,616	18,431	23,704
Other income (expense):
Net interest (expense) income	(313)	(121)	444
Change in fair value of long-term debt	(650)	(235)	(49)
Change in fair value of net trust assets	3,038	(1,301)	(1,500)
Loss from discontinued operations, net of tax	(112)	(986)	(841)
Total other income (expense)	1,963	(2,643)	(1,946)
Net loss before income taxes	(2,624)	(3,682)	(1,826)
Income tax expense (benefit)	342	34	(1,088)
Net loss	$(2,966)	$(3,716)	$(738)

Diluted loss per share	$(0.33)	$(0.42)	$(0.08)

Selected Operational Data

			%		%
(in millions)	Q1 2014	Q4 2013	Change	Q1 2013	Change
Originations	$353.1	$516.5	-32%	$673.8	-48%

Mortgage Servicing Portfolio	$2,239.6	$3,128.6	-28%	$1,702.5	32%
(Quarter end balance)

Key Components of Net Earnings

•                  Mortgage lending volumes declined in the first quarter of 2014 to $353.1 million from $673.8 million in the first quarter of 2013 and as compared to $516.5 million in the fourth quarter of 2013. This was primarily the result of the sale of the ‘brick and mortar’ retail branches at the end of the fourth quarter of 2013.

•                  Mortgage lending revenues and margins declined in the first quarter of 2014 to $4.4 million, or 131 bps, from $16.7 million, or 267 bps, in the first quarter of 2013 as compared to $7.6 million, and 155 bps, in the fourth quarter of 2013, primarily due to a higher concentration of correspondent originations.

•                  Mortgage servicing fees increased in the first quarter of 2014 to $1.6 million from $1.0 million in the first quarter of 2013 and as compared to $1.3 million in the fourth quarter of 2013.

•                  In the first quarter of 2014, we completed the previously discussed sale of AmeriHome Mortgage Corp. (AmeriHome) for a cash price of $10.2 million, resulting in a return on our investment in the entity near 20%.

•                  We sold mortgage servicing rights in the first quarter at a small premium to book value generating $5.8 million in cash proceeds in the first quarter, with additional proceeds to be received at the time of transfer during the second quarter.  The mortgage servicing portfolio declined in the first quarter of 2014 to $2.2 billion at March 31, 2014 from $3.1 billion at December 31, 2013.  This decline was due to servicing sale of $522.2 million as well as the sale of AmeriHome and its servicing portfolio of $702.1 million, partially offset by the servicing retained loan sales in the quarter of $374.4 million.

•                  Real estate services revenue declined to $3.7 million in the first quarter of 2014 as compared $4.4 million in the first quarter of 2013 and $4.9 million in the fourth quarter of 2013, but reduced expenses in this segment resulted in consistent net results.

•                  In our long term mortgage portfolio, based on recent improved performance of the portfolio which was better than expected, we updated certain assumptions in the portfolio at March 31, 2014 resulting in $3.0 million increase in the estimated fair value in the first quarter of 2014.

•                  Expenses decreased in the first quarter of 2014 to $14.6 million from $23.7 million in the first quarter of 2013 as compared to $18.4 million in the fourth quarter of 2013.

While originations have decreased to $353.1 million, or 48%, from $673.8 million in the first quarter 2013, this decline was expected as $180 million of the decline can be attributed to the sale of our ‘brick and mortar’ retail branches.  At the end of 2013, the retail branches, which operated at a loss, were sold.  Excluding the production from our retail branches, the decline in our origination volumes appear to be better than the rest of the mortgage market which saw declines of 57% and 23% in the first quarter of 2014 as compared to first quarter of 2013 and fourth quarter of 2013, respectively.  Further, purchase money transactions as a percentage of overall originations have increased in the first quarter of 2014 to 42%, as compared to 28% in the first quarter of 2013 while there was a slight decline as compared to fourth quarter of 2013.  We believe the increase in purchase money transactions in the last two quarters was primarily a result of our recent focus to provide a better customer service experience in our sales and operations.

During the first quarter of 2014 our strategy to increase our business to business channel originations resulted in our overall lending margins decreasing from 2013 levels.  In the first quarter of 2014, our correspondent channel contributed 65% of originations as compared to 23% in the first quarter of 2013. Therefore, although there was industry wide margin compression during the first quarter, we have seen this compression abate in April.  In addition, wholesale margins held fairly flat from the fourth quarter of 2013.

The mortgage servicing portfolio decreased to $2.2 billion at March 31, 2014, a 28% decrease from December 31, 2013.  This decrease in the quarter was due to the completion of the AmeriHome sale including the servicing transfer of approximately $701.2 million, as well as a servicing sale of $522.2 million.  As previously announced, in the first quarter of 2014, we planned to sell up to $1.3 billion in servicing in the first half of 2014.  This decision was based on the current market conditions that offered attractive pricing.  We were able to complete a sale of $522.2 million in servicing in the first quarter of 2014 generating $5.8 million in cash proceeds in the first quarter, with additional proceeds to be received at the time of transfer during the second quarter.  We are considering another sale that would be completed during the second quarter of 2014.  With the sale of AmeriHome, we have seen an improvement in 60+ days delinquencies to 0.29% at March 31, 2014 from 0.31% at December 31, 2013.  Also, net servicing fees in the first quarter of 2014 increased by 51% to $1.6 million as compared to $1.0 million in the first quarter of 2013 and $1.3 million in the fourth quarter of 2013, respectively.

While real estate services revenues have declined by approximately 17% in the first quarter of 2014 as compared to the comparable period in the prior year segments, primarily the result of better performance in the long-term mortgage portfolio and the continuing decline in the portfolio from collections and defaults, expenses in the segment have declined at a greater rate, resulting in consistent net results from the segment.

The long-term mortgage portfolio, which primarily includes the residual interests in securitizations (represented by the difference between total net trust assets and total trust liabilities), has recently performed better than expected.  The cash received from the residual interests was approximately $3.1 million in the first quarter of 2014, a significant increase over our expectations.  Based on improved performance in the first quarter, the estimated fair value increased.

Recent Developments

In the first quarter of 2014, we have been developing non-Qualified Mortgage (QM) loan programs expected to be rolled-out during the second quarter.  We have also been developing relationships with other institutions in an effort to forge an alliance with a strategic partner to provide financing sources and exit strategy alternatives. We are currently in discussions with parties interested in funding and investing in these types of products and services that could create an opportunity for the re-emergence of a liquid private securitization market.  We believe there is an underserved mortgage market for a borrower with good credit who may not meet the new guidelines of a QM product.  In our opinion, as the demand by consumers for a non QM product grows and the investor appetite increases, non QM mortgages will be in more demand.

With our strategy to increase our business to business channel originations, we continue to build our wholesale and correspondent channels.  We have added sales staff and streamlined our operations in an effort to provide quality customer service to attract broker and correspondent seller clients, and increase the volume of loans submitted from repeat customers.  With our sales, marketing, and operational efforts during the first quarter of 2014, to date we have increased our pipeline to $390 million which is expected to result in a second quarter originations of approximately $500 million.

Furthermore, with our excess warehouse capacity, we are seeking ways to utilize our re-warehousing business to partner with current wholesale brokers and existing correspondent sellers to expand volumes and better serve customers and the borrowers.  We have increased outstanding commitments to $24 million at the end of the first quarter, and although average balances have been low in the first quarter, we anticipate adding customers with our Emerging Banker program and our soon to be announced Mini-Correspondent program.  These programs are expected to not only bolster volumes but also increase net interest income margins.

Mr. Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “The sale of a portion of our servicing portfolio along with the sale of AmeriHome gives the Company an improved cash position at the end of the first quarter.  This will allow us to not only continue to expand agency originations, but also move aggressively into rolling out our new non QM loan programs. We believe this business strategy will create the best opportunity for the Company to return to profitability on a long term basis.”

Conference Call

The Company will hold a conference call tomorrow morning, May 8, 2014, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time), to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session, to answer questions submitted via email. Please email your questions to Justin.Moisio@ImpacMail.com.  Investors may participate in the conference call by dialing (866) 573-1930, conference ID number 21716368, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “will,” “intends,” “believe,” “expect,” “likely,” “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” or similar terms or variations on those terms or the negative of those terms. The forward looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  our ability to manage effectively our mortgage lending operations and increase mortgage originations; successful development, marketing, sale and financing of new mortgage products, including the non-Qualified Mortgage loan program; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity;; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing,  the terms of any financing that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; and our compliance with applicable local, state and federal laws and regulations and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides mortgage and real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage lending and servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, VP Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com or www.impaccompanies.com